                                                      EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)
                              ___________________


                                                Nine Months Ended   Three Months Ended
                                               September 30, 1996   September 30, 1996
                                               -------------------  -------------------

Earnings before income taxes and
  cumulative effect of accounting changes             $8,190               $2,790

Add (Deduct):
Equity in net earnings of less than 50%
   owned affiliates                                     (154)                 (52)
Dividends from less than 50% owned
   affiliates                                            117                   22
Fixed charges                                          1,058                  359
Interest capitalized, net of amortization                  9                    4
                                                      ------               ------
Earnings available for fixed charges                  $9,220               $3,123
                                                      ======               ======

Fixed charges:
Interest incurred:
   Consumer products                                  $  898               $  307
   Financial services and real estate                     62                   19
                                                      ------               ------
                                                         960                  326

Portion of rent expense deemed to represent
   interest factor                                        98                   32
                                                      ------               ------
Fixed charges                                         $1,058               $  358
                                                      ======               ======

Ratio of earnings to fixed charges                       8.7                  8.7
                                                      ======               ======

                                                    EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)
                              ___________________

                                        Years Ended December 31,
                             -----------------------------------------------
                               1995      1994      1993      1992      1991
                             -------    ------    ------   -------    ------

Earnings before
   income taxes and
   cumulative effect
   of accounting changes     $ 9,347    $8,216    $6,196   $ 8,608    $6,971

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                   (246)     (184)     (164)     (107)      (95)
Dividends from less than
   50% owned affiliates          202       165       151       125        72
Fixed charges                  1,495     1,537     1,716     1,736     1,899
Interest capitalized, net
   of amortization                 2        (1)      (13)       (3)      (11)
                             -------    ------    ------   -------    ------
Earnings available for
   fixed charges             $10,800    $9,733    $7,886   $10,359    $8,836
                             =======    ======    ======   =======    ======

Fixed charges:
Interest incurred:
   Consumer products         $ 1,281    $1,317    $1,502   $ 1,525    $1,711
   Financial services and
     real estate                  84        78        87        95        83
                             -------    ------    ------   -------    ------

                               1,365     1,395     1,589     1,620     1,794
Portion of rent expense
   deemed to represent
   interest factor               130       142       127       116       105
                             -------    ------    ------   -------    ------

Fixed charges                $ 1,495    $1,537    $1,716   $ 1,736    $1,899
                             =======    ======    ======   =======    ======
Ratio of earnings to
   fixed charges                 7.2       6.3       4.6       6.0       4.7
                             =======    ======    ======   =======    ======